EXHIBIT 23

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-115408), effective May 12, 2004, on Form S-8 (File No. 333-115050), effective April 30, 2004, on Form S-8 (File No. 333-65530), effective July 20, 2001 and on Form S-8/F-3 (File No. 333-08794), effective May 21, 1998 of Optimal Group Inc. of our report dated October 28, 2005 relating to the financial statements of Moneris Solutions Inc. Sold Portfolio as at and for the years ended December 31, 2004 and 2003 which appears in the Current Report on Form 8-K/A of Optimal Group Inc.

/s/ PricewaterhouseCoopers LLP

Toronto, Ontario, Canada

December 14, 2005